Exhibit 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2012

ENERGY XXI GULF COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2012

      C O N T E N T S

ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except share information)
	March 31, 2012	June 30, 2011
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$15,639	$—
Accounts receivable
Oil and natural gas sales	152,238	126,194
Joint interest billings	3,309	4,526
Insurance and other	1,358	1,303
Prepaid expenses and other current assets	34,254	46,429
Derivative financial instruments	2,459	22
Total Current Assets	209,257	178,474
Property and Equipment
Oil and natural gas properties – full cost method of accounting, including $523.4 million and $467.3 million of unevaluated properties at March 31, 2012 and June 30, 2011, respectively, net of accumulated depreciation, depletion, amortization and impairment	2,675,870	2,545,336
Other Assets
Derivative financial instruments	14,899	—
Note receivable from Energy XXI, Inc.	65,649	—
Deferred income taxes	—	51,827
Debt issuance costs, net of accumulated amortization	28,753	33,479
Total Other Assets	109,301	85,306
Total Assets	$2,994,428	$2,809,116
LIABILITIES
Current Liabilities
Accounts payable	$154,196	$163,723
Accrued liabilities	63,516	53,089
Notes payable	638	19,853
Asset retirement obligations	24,989	19,624
Derivative financial instruments	54,054	50,259
Current maturities of long-term debt	3,017	3,798
Total Current Liabilities	300,410	310,346
Long-term debt, less current maturities	1,014,825	1,108,912
Deferred income taxes	39,568	—
Asset retirement obligations	322,980	303,618
Derivative financial instruments	14,872	70,524
Total Liabilities	1,692,655	1,793,400
Commitments and Contingencies (Note 12)
Stockholders’ Equity
Common stock, $0.01 par value, 1,000,000 shares
authorized and 100,000 shares issued and outstanding
at March 31, 2012 and June 30, 2011	1	1
Additional paid-in capital	1,461,519	1,456,517
Accumulated deficit	(144,100)	(372,318)
Accumulated other comprehensive loss, net of income taxes	(15,647)	(68,484)
Total Stockholders’ Equity	1,301,773	1,015,716
Total Liabilities and Stockholders’ Equity	$2,994,428	$2,809,116

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Revenues
Oil sales	$312,714	$216,711	$868,978	$479,080
Natural gas sales	23,282	41,925	92,479	97,509
Total Revenues	335,996	258,636	961,457	576,589
Costs and Expenses
Lease operating	78,447	65,257	223,614	153,856
Production taxes	1,499	721	4,847	2,131
Gathering and transportation	2,465	4,809	12,013	5,631
Depreciation, depletion and amortization	87,706	90,593	258,692	206,349
Accretion of asset retirement obligations	9,762	9,907	29,253	22,229
General and administrative	24,287	22,144	63,061	54,160
Loss (gain) on derivative financial instruments	3,412	(619)	(2,589)	(3,395)
Total Costs and Expenses	207,578	192,812	588,891	440,961
Operating Income	128,418	65,824	372,566	135,628
Other Income (Expense)
Bridge loan commitment fees	—	—	—	(4,500)
Loss on retirement of debt	—	(12,199)	—	(17,383)
Other income	518	2	738	104
Interest expense	(26,852)	(31,353)	(82,294)	(74,887)
Total Other Expense	(26,334)	(43,550)	(81,556)	(96,666)
Income Before Income Taxes	102,084	22,274	291,010	38,962
Income Tax Expense	46,580	—	62,792	—
Net Income	$55,504	$22,274	$228,218	$38,962

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended March 31,
	2012	2011
Cash Flows From Operating Activities
Net income	$228,218	$38,962
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	258,692	206,349
Deferred income tax expense	62,942	—
Change in derivative financial instruments
Proceeds from sale of derivative instruments	66,522	42,577
Other – net	(36,641)	(25,987	) )
Accretion of asset retirement obligations	29,253	22,229
Amortization of debt discount and premium	—	(43,521	) )
Amortization and write-off of debt issuance costs	5,591	10,822
Payment of interest in-kind	—	2,225
Changes in operating assets and liabilities
Accounts receivable	(26,508)	(55,544	) )
Prepaid expenses and other current assets	(7,040)	3,039
Settlement of asset retirement obligations	(6,563)	(54,155	) )
Accounts payable and accrued liabilities	899	63,106
Net Cash Provided by Operating Activities	575,365	210,102
Cash Flows from Investing Activities
Acquisitions	(6,212)	(1,022,124)
Capital expenditures	(390,419)	(187,798	) )
Insurance payments received	6,472	—
Proceeds from the sale of properties	2,970	475
Net Cash Used in Investing Activities	(387,189)	(1,209,447	) )
Cash Flows from Financing Activities
Proceeds from long-term debt	707,761	1,538,526
Payments on long-term debt	(818,787)	(1,044,851	) )
Advance to Energy XXI, Inc.	(65,649)	—
Contributions from parent	5,002	527,924
Payments for debt issuance costs and other	(864)	(28,168	) )
Net Cash Provided by (Used in) Financing Activities	(172,537)	993,431
Net Increase (Decrease) in Cash and Cash Equivalents	15,639	(5,914)
Cash and Cash Equivalents, beginning of period	—	6,416
Cash and Cash Equivalents, end of period	$15,639	$502

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

Nature of Operations. Energy XXI Gulf Coast, Inc. (“Energy XXI”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (its “Parent”).  Energy XXI (Bermuda) Limited (“Bermuda”), indirectly owns 100% of Parent.  Energy XXI (together, with its wholly owned subsidiaries, the “Company”), is an independent oil and natural gas company, headquartered in Houston, Texas.  We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and offshore in the Gulf of Mexico.

Principles of Consolidation and Reporting. Our consolidated financial statements include the accounts of Energy XXI and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous periods include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income (loss), stockholder’s equity or cash flows.

Interim Financial Statements. The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments of a normal and recurring nature considered necessary for a fair presentation have been included in the accompanying consolidated financial statements. The results of operations for the interim period are not necessarily indicative of the results that will be realized for the entire fiscal year. These consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended June 30, 2011.

Use of Estimates. The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation. Accordingly, our accounting estimates require exercise of judgment by management in preparing such estimates. While we believe that the estimates and assumptions used in preparation of our consolidated financial statements are appropriate, actual results could differ from those estimates, and any such difference may be material.

Note 2 — Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-05: Comprehensive Income: Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 provides that an entity that reports items of other comprehensive income has the option to present comprehensive income in either one continuous financial statement or two consecutive financial statements. The update is intended to increase the prominence of other comprehensive income in the financial statements. ASU 2011-05 is effective for annual periods beginning after December 15, 2011, with early adoption permitted.

In December 2011, the FASB issued Accounting Standards Update No. 2011-12: Comprehensive Income: Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (ASU 2011-12). The Update defers the specific requirement to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. As part of this update, the FASB did not defer the requirement to report comprehensive income either in a single continuous statement or in two separate but consecutive financial statements. ASU 2011-12 is effective for annual periods beginning after December 15, 2011.

In December 2011, the FASB issued Accounting Standards Update No. 2011-11 Balance Sheet: Disclosures about Offsetting Assets and Liabilities (ASU 2011-11). ASU 2011-11 requires that an entity disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. ASU 2011-11 is effective for annual periods beginning on or after January 1, 2013. We are currently evaluating the provisions of ASU 2011-11 and assessing the impact, if any, it may have on our consolidated financial position and results of operations.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Acquisitions and Dispositions

ExxonMobil Acquisition

 On December 17, 2010, we closed on the acquisition of certain shallow-water Gulf of Mexico shelf oil and natural gas interests (the”ExxonMobil Properties”) from affiliates of Exxon Mobil Corporation (“ExxonMobil”) for cash consideration of $1.01 billion (the “ExxonMobil Acquisition”).  The ExxonMobil Acquisition was funded through a combination of cash on hand, including proceeds from Bermuda’s common and preferred equity offerings, borrowings under our revolving credit facility and proceeds from our $750 million private placement of 9.25% Senior Notes.

Pursuant to the Purchase and Sale Agreement (the “PSA”), ExxonMobil reserved a 5% overriding royalty interest in the ExxonMobil Properties for production from depths below approximately 16,000 feet. In addition, the PSA required us to post a $225 million letter of credit, which we posted under our revolving credit facility, in favor of ExxonMobil to guarantee our obligation to plug and abandon the ExxonMobil Properties in the future.

The ExxonMobil Acquisition was accounted for under the purchase method of accounting. Transaction, transition and integration costs associated with this acquisition were expensed as incurred.

As of December 31, 2011, the Company’s measurement period adjustments were complete. The following table presents the final purchase price allocation to the assets acquired and liabilities assumed, based on their fair values on December 17, 2010 (in thousands):

	December 17, 2010 (As initially reported)	Measurement period adjustment	December 17, 2010 (As adjusted)

Oil and natural gas properties – evaluated	$926,422	$—	$926,422
Oil and natural gas properties – unevaluated	289,711	—	289,711
Net working capital*	101	577	678
Asset retirement obligations	(204,512)	—	(204,512)
Cash paid	$1,011,722	$577	$1,012,299

*	Net working capital includes gas imbalance receivables and payables and ad valorem taxes payable.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Acquisitions and Dispositions  – (continued)

Sale of Certain Onshore Properties

In June 2011, we closed on the sale of certain onshore oil and natural gas properties for cash consideration of $39.6 million. Revenues and expenses related to the sold properties have been included in our results of operations through the closing dates. The proceeds were recorded as a reduction to our oil and gas properties with no gain or loss being recognized.

Below is a summary of the net reduction to the full cost pool related to the sale (in thousands):

Cash received	$39,625
Reduction of asset retirement obligation related to properties	16,626
Net revenues from June 1, 2011 through closing date	(1,630)
Adjustment to gas imbalances related to properties	36
Net reduction to the full cost pool	$54,657

Note 4 — Property and Equipment

Property and equipment consists of the following (in thousands):

	March 31, 2012	June 30, 2011
Oil and natural gas properties
Proved properties	$4,143,440	$3,810,293
Less: Accumulated depreciation, depletion, amortization and impairment	1,990,942	1,732,250
Proved properties	2,152,498	2,078,043
Unproved properties	523,372	467,293
Oil and natural gas properties	$2,675,870	$2,545,336

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Long-Term Debt

Long-term debt consists of the following (in thousands):

	March 31, 2012	June 30, 2011

Revolving credit facility	$—	$107,784
9.25% Senior Notes due 2017	750,000	750,000
7.75% Senior Notes due 2019	250,000	250,000
Derivative instruments premium financing	17,842	4,926
Total debt	1,017,842	1,112,710
Less current maturities	3,017	3,798
Total long-term debt	$1,014,825	$1,108,912

Maturities of long-term debt as of March 31, 2012 are as follows (in thousands):

Twelve Months Ending March 31,
2013	$3,017
2014	6,661
2015	8,164
2016	—
2017	—
Thereafter	1,000,000
Total	$1,017,842

Revolving Credit Facility

We entered into the second amended and restated first lien credit agreement (“First Lien Credit Agreement”) in May 2011. This facility has a borrowing capacity of $925 million and matures December 31, 2014. Borrowings are limited to a borrowing base based on oil and gas reserve values which are redetermined on a periodic basis. At March 31, 2012, the current borrowing base was $750 million, which was unanimously reaffirmed by the lenders on September 14, 2011. Currently, the facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate (“LIBOR”), plus applicable margins ranging from 2.25% to 3.00% or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 1.25% to 2.00%. The revolving credit facility is secured by mortgages on at least 85% of the value of our proved reserves.

We are prohibited from paying dividends to Bermuda except that we may make payments to it of up to $25 million in aggregate (including those in the aggregate total amount of $11,082,156 made to date) for the purpose of paying premiums or other payments associated with the early conversion of its preferred stock and we may make payments of up to $17 million in any calendar year, subject to certain terms and conditions, so that it may pay dividends on its outstanding preferred stock. On October 4, 2011, we entered into the First Amendment (the “First Amendment”) to the First Lien Credit Agreement which provided for increased flexibility to pay dividends or make loans Bermuda and/or its other subsidiaries. The First Amendment modified the First Lien Credit Agreement and includes the following: (a) approval for cash distributions of up to $100 million per calendar year, which can be used for various purposes, including stock buybacks, bond repurchases, and /or debt repayments, and is based upon the Company meeting minimum liquidity and maximum revolver utilization thresholds, and (b) approval of a cash distribution basket of up to an aggregate of $150 million, to be used for investments and other purposes based upon the Company meeting minimum liquidity and maximum revolver utilization thresholds. Both distribution baskets are further limited by an amount equal to $70 million plus 50% of our Consolidated Net Income (as defined in the First Amendment) for the period from October 1, 2010 through the most recently ended quarter.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Long-Term Debt – (continued)

The First Amendment also increased the amount of borrowing base availability that must be reserved to deal with potential effects from hurricanes during the period of July 1st to October 31st of each calendar year from $25 million to $50 million.

The First Lien Credit Agreement requires us to maintain certain financial covenants. Specifically, we may not permit the following under First Lien Credit Agreement: (a) our total leverage ratio to be more than 3.5 to 1.0, (b) our interest coverage ratio to be less than 3.0 to 1.0, and (c) our current ratio (in each case as defined in our First Lien Credit Agreement) to be less than 1.0 to 1.0, as of the end of each fiscal quarter. In addition, Bermuda is subject to various other covenants including, but not limited to, those limiting its ability to declare and pay dividends or other payments, its ability to incur debt, changes in control, its ability to enter into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr. in his current executive position, subject to certain exceptions in the event of his death or disability.

As of March 31, 2012, we were in compliance with all covenants under our First Lien Credit Agreement.

High Yield Facilities

9.25% Senior Notes

On December 17, 2010, we issued $750 million face value of 9.25%, unsecured senior notes due December 15, 2017 at par (the “9.25% Old Senior Notes”). We exchanged $749 million aggregate principal of the 9.25% Old Senior Notes for $749 million aggregate principal amount of newly issued notes (the “9.25% Senior Notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”), on July 8, 2011. The 9.25% Senior Notes bear identical terms and conditions as the 9.25% Old Senior Notes. The trading restrictions on the remaining $1 million face value of the 9.25% Old Senior Notes was lifted on December 17, 2011.

The 9.25% Senior Notes are fully and unconditionally guaranteed by Bermuda and each of our existing and future material domestic subsidiaries.

We believe that the fair value of the $750 million of 9.25% Senior Notes outstanding as of March 31, 2012 was $821 million based on quoted prices and the market is not an active market; therefore, the fair value is classified within Level 2.

7.75% Senior Notes

On February 25, 2011, we issued $250 million face value of 7.75%, unsecured senior notes due June 15, 2019 at par (the “7.75% Old Senior Notes”). We exchanged the full $250 million aggregate principal of the 7.75% Old Senior Notes for $250 million aggregate principal amount of newly issued notes registered under the Securities Act (the “7.75% Senior Notes”) on July 7, 2011. The 7.75% Senior Notes bear identical terms and conditions as the 7.75% Old Senior Notes.

The 7.75% Senior Notes are fully and unconditionally guaranteed by Bermuda and each of our existing and future material domestic subsidiaries.

We believe that the fair value of the $250 million of 7.75% Senior Notes outstanding as of March 31, 2012 was $257 million based on quoted prices and the market is not an active market; therefore, the fair value is classified within Level 2.

Derivative Instruments Premium Financing

We finance premiums on derivative instruments that we purchase with our hedge counterparties. Substantially all of our hedges are done with lenders under our revolving credit facility. Derivative instruments premium financing is accounted for as debt and this indebtedness is pari passu with borrowings under the revolving credit facility. The derivative instruments premium financing is structured to mature when the derivative instrument settles so that we realize the value net of derivative instrument premium financing. As of March 31, 2012 and June 30, 2011, our outstanding derivative instruments premium financing totaled $17.8 million and $4.9 million, respectively.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Long-Term Debt  – (continued)

Interest Expense

For the three months and nine months ended March 31, 2012 and 2011, interest expense consisted of the following (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011

Revolving credit facility	$2,201	$4,243	$7,291	$7,140
9.25% Senior Notes due 2017	17,344	17,344	52,031	19,849
7.75% Senior Notes due 2019	4,843	1,776	14,531	1,776
10% Senior Notes due 2013	—	4,770	—	18,595
16% Second Lien Notes due 2014	—	—	—	24,967
Amortization of debt issue cost – Revolving credit facility	1,238	2,174	3,645	4,699
Amortization of debt issue cost – 10% Senior Notes due 2013	—	314	—	1,492
Amortization of debt issue cost – 16% Second Lien Notes due 2014	—	—	—	54
Amortization of debt issue cost – 9.25% Senior Notes due 2017	552	552	1,655	644
Amortization of debt issue cost – 7.75% Senior Notes due 2019	97	45	291	45
Discount amortization – 16% Second Lien Notes due 2014 (Private Placement)	—	—	—	1,894
Premium amortization – 16% Second Lien Notes due 2014 (Exchange Offer)	—	—	—	(6,889)
Derivative instruments premium financing and other	577	135	960	621
Settlement of Lehman Brothers liability	—	—	1,890	—
	$26,852	$31,353	$82,294	$74,887

Bridge Loan Commitment Fee

In November 2010, we entered into a Bridge Facility Commitment Letter (the “Bridge Commitment”) with a group of banks to provide a $450 million Bridge Facility, if needed, to acquire the ExxonMobil Properties. The Bridge Commitment required the payment of a commitment fee in the amount of 1% of the full amount of the commitments in respect to the Bridge Facility as well as certain other fees in the event we utilized the Bridge Facility to finance the ExxonMobil Acquisition. We did not utilize the Bridge Facility and paid the banks the $4.5 million commitment fee which is included in Other Income (Expense).

Note 6 — Notes Payable

In May 2011, we entered into a note with Bank Direct Capital Finance, LLC to finance a portion of our insurance premiums. The note was for a total face amount of $22.0 million and bears interest at an annual rate of 1.93%. The note amortized over ten months. The balance outstanding as of June 30, 2011 was $19.9 million.

In July 2011, we entered into a note with AFCO Credit Corporation to finance a portion of our insurance premiums. The note is for a total face amount of $6.3 million and bears interest at an annual rate of 1.93%. The note amortizes over the remaining term of the insurance, which matures May 1, 2012. The balance outstanding as of March 31, 2012 was $0.6 million.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Asset Retirement Obligations

Changes in asset retirement obligations were as follows (in thousands):

Balance at June 30, 2011	$323,242
Liabilities acquired	125
Liabilities incurred	1,912
Liabilities settled	(6,563)
Accretion expense	29,253
Total balance at March 31, 2012	347,969
Less current portion	24,989
Long-term balance at March 31, 2012	$322,980

Note 8 — Derivative Financial Instruments

We enter into hedging transactions with a diversified group of investment-grade rated counterparties, primarily financial institutions for our derivative transactions to reduce the concentration of exposure to any individual counterparty and to reduce exposure to fluctuations in the price of crude oil and natural gas. We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. The Company designates a majority of its derivative financial instruments as cash flow hedges. No components of the cash flow hedging instruments are excluded from the assessment of hedge ineffectiveness. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a loss (gain) on derivative financial instruments, whereas gains and losses from the settlement of cash flow hedging contracts are recorded in crude oil and natural gas revenue in the same period during which the hedged transactions are settled.

When the Company discontinues cash flow hedge accounting because it is no longer probable that an anticipated transaction will occur in the originally expected period, changes to fair value accumulated in other comprehensive income are recognized immediately into earnings.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction. With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction. With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar. A three-way collar is a combination of options consisting of a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX, ICE) plus the difference between the purchased put and the sold put strike price.

Most of our crude oil production is Heavy Louisiana Sweet (“HLS”). Through June 30, 2011, we have utilized West Texas Intermediate (“WTI”), NYMEX based derivatives as the means of hedging our fixed price commodity risk thereby resulting in HLS/WTI basis exposure. Historically the basis differential between HLS and WTI has been relatively small and predictable. Over the past five years, HLS has averaged approximately $1 per barrel premium to WTI. Since the beginning of 2011, the HLS/WTI basis differential and volatility has increased with HLS carrying as much as a $30 per barrel premium to WTI. During the quarter ended September 30, 2011, the Company began including ICE Brent Futures (“Brent”) collars and three-way collars in our hedging portfolio. By including Brent benchmarks in our crude hedging, we can more appropriately manage our exposure and price risk.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future. While the use of hedging arrangements helps to limit the downside risk of adverse price movements, they may also limit future gains from favorable price movements.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Derivative Financial Instruments  – (continued)

We have monetized certain hedge positions and received the following cash proceeds in the following quarters (in thousands):

Quarter Ended	Cash Proceeds

March 31, 2009	$66,500
March 31, 2010	5,000
September 30, 2010	34,100
December 31, 2010	8,500
September 30, 2011	49,600
December 31, 2011	16,800
March 31, 2012	2,012
$182,512

These above monetized amounts were recorded in stockholders’ equity as part of other comprehensive income and are recognized in income over the contract life of the underlying hedge contracts. An additional $0.8 million monetization was captured in the September 30, 2011 quarter with the cash to be received when the underlying hedge contract settles during calendar 2013.

Our future crude oil and natural gas revenue will be increased by the following amounts related to the monetized contracts referred to above (in thousands):

Quarter Ended	Cash (1)	Non-Cash (1)	Total

June 30, 2012	$11,023	$—	$11,023
September 30, 2012	9,537	—	9,537
December 31, 2012	9,046	—	9,046
March 31, 2013	4,821	204	5,025
Thereafter	14,628	621	15,249
	$49,055	$825	$49,880

(1)
Cash represents the amounts received as of March 31, 2012 as part of the monetization of certain hedge contracts. Non-cash represents monetized hedges in which the cash will be received when the underlying hedge contract settles in calendar 2013.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Derivative Financial Instruments  – (continued)

As of March 31, 2012, we had the following contracts outstanding (Asset (Liability) and Fair Value (Gain) Loss (in thousands):

	Crude Oil				Natural Gas
			Total				Total		Total
Period	Volume (MBbls)	Contract Price (1)	Asset (Liability)	Fair Value Loss	Volume (MMBtu)	Contract Price (1)	Asset (Liability)	Fair Value (Gain)	Asset (Liability)	Fair (Gain) Loss (2)
WTI Commodity Collars
4/12 – 12/12	2,118	$72.60/$100.19	$(18,897)	$12,283					$(18,897)	$12,283
1/13 – 12/13	1,278	73.57/105.63	(9,281)	6,033					(9,281)	6,033
			(28,178)	18,316					(28,178)	18,316
Three-Way Collars
1/13 – 12/13	1,825	70/90/136.32	3,392	769					3,392	769
1/14 – 12/14	3,650	70/90/137.14	9,079	197					9,079	197
			12,471	966					12,471	966
Swaps
4/12 – 12/12	138	86.60	(2,459)	142					(2,459)	142
1/13 – 12/13	183	86.60	(3,065)	188					(3,065)	188
4/12 – 12/12	(138)	88.20	2,240						2,240
1/13 – 12/13	(183)	88.20	2,776						2,776
			(508)	330					(508)	330
Brent Commodity Collars
4/12 – 12/12	1,375	87.00/114.24	(14,816)	9,630					(14,816)	9,630
1/13 – 12/13	3,103	80.00/126.78	(13,208)	8,585					(13,208)	8,585
			(28,024)	18,215					(28,024)	18,215
Three-Way Collars
4/12 – 12/12	3,355	66.93/86.93/133.55	(17,733)	13,314	5,520	$4.07/4.93/5.87	$4,578	$(2,976)	(13,155)	10,338
1/13 – 12/13	1,643	61.67/83.33/140.69	(1,833)	2,615	10,950	4.07/4.93/5.87	7,088	(4,607)	5,255	(1,992)
1/14 – 12/14	1,278	66.43/86.43/141.36	571	1,389					571	1,389
			(18,995)	17,318			11,666	(7,583)	(7,329)	9,735
Total			$(63,234)	$55,145			$11,666	$(7,583)	$(51,568)	$47,562

(1)	The contract price is weighted-averaged by contract volume.

(2)	The loss on derivative contracts is net of applicable income taxes.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Derivative Financial Instruments  – (continued)

The fair values of derivative instruments in our consolidated balance sheets were as follows (in thousands):

	Asset Derivative Instruments				Liability Derivative Instruments
	As of March 31, 2012		As of June 30, 2011		As of March 31, 2012		As of June 30, 2011
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Commodity Derivative Instruments designated as hedging instruments:
Derivative financial instruments	Current	$33,437	Current	$6,048	Current	$85,032	Current	$58,593
	Non-Current	87,543	Non-Current	1,248	Non-Current	87,516	Non-Current	72,719
Commodity Derivative Instruments not designated as hedging instruments:
Derivative financial instruments	Current	—	Current	2,310	Current	—	Current	3
	Non-Current	—	Non-Current	948	Non-Current	—	Non-Current	—
Total		$120,980		$10,554		$172,548		$131,315

  ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Derivative Financial Instruments  – (continued)

The effect of derivative instruments on our consolidated statements of operations was as follows (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
Location of (Gain) Loss in Income Statement	2012	2011	2012	2011
Cash Settlements, net of amortization of purchased put premiums:
Oil sales	$3,009	$16,370	$2,576	$28,537
Natural gas sales	(4,128)	(9,732)	(23,528)	(27,569)
Total cash settlements	(1,119)	6,638	(20,952)	968
Commodity Derivative Instruments designated as hedging instruments:
Loss (gain) on derivative financial instruments Ineffective portion of commodity derivative instruments	3,388	(157)	1,713	58
Commodity Derivative Instruments not designated as hedging instruments:
Loss (gain) on derivative financial instruments Realized mark to market gain	24	—	(5,001)	(3,226)
Loss (gain) on derivative financial instruments Unrealized mark to market loss	—	(462)	699	(227)
Total loss (gain) on derivative financial instruments	3,412	(619)	(2,589)	(3,395)
Total (gain) loss	$2,293	$6,019	$(23,541)	$(2,427)

The cash flow hedging relationship of our derivative instruments was as follows (in thousands):

	Amount of (Gain) Loss on Derivative Instruments Recognized in Other Comprehensive (Income) Loss, net of tax (Effective Portion)		Amount of (Gain) Loss on Derivative Instruments Reclassified from Other Comprehensive (Income) Loss, net of tax (Effective Portion)		Amount of (Gain) Loss on Derivative Instruments Reclassified from Other Comprehensive (Income) Loss (Ineffective Portion)
Location of (gain) loss	2012	2011	2012	2011	2012	2011
Three Months Ended March 31,
Commodity Derivative Instruments	$39,757	$104,180	$—	$—	$—	$—
Revenues	—	—	(1,349)	(3,695)	—	—
Loss (gain) on derivative financial instruments	—	—	—	—	3,388	(157)
Total	$39,757	$104,180	$(1,349)	$(3,695)	$3,388	$(157)
Nine Months Ended March 31,
Commodity Derivative Instruments	$(52,837)	$172,302	$—	$—	$—	$—
Revenues	—	—	(16,658)	(3,329)	—	—
Loss on derivative financial instruments	—	—	—	—	1,713	58
Total	$(52,837)	$172,302	$(16,658)	$(3,329)	$1,713	$58

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Derivative Financial Instruments  – (continued)

We monitor the creditworthiness of our counterparties. However, we are not able to predict sudden changes in counterparties’ creditworthiness. In addition, even if such changes are not sudden, we may be limited in our ability to mitigate an increase in counterparty credit risk. Possible actions would be to transfer our position to counterparty or request a voluntary termination of the derivative contracts resulting in a cash settlement. Should one of these financial counterparties not perform, we may not realize the benefit of some of our derivative instruments under lower commodity prices, and could incur a loss. At March 31, 2012, we had no deposits for collateral with our counterparties.

Comprehensive income includes net income and certain items recorded directly in Stockholders’ equity and classified as accumulated other comprehensive income. Comprehensive income (loss) was calculated as follows (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011

Net income	$55,504	$22,274	$228,218	$38,962
Other comprehensive income (loss), net of tax:
Oil and gas cash flow hedges
Unrealized change in fair value including monetized hedges	(38,408)	(100,485)	69,495	(168,973)
Reclassified to earnings during the period	(1,349)	(3,695)	(16,658)	(3,329)
Other comprehensive income (loss), net of tax:	(39,757)	(104,180)	52,837	(172,302)
Comprehensive income (loss)	$15,747	$(81,906)	$281,055	$(133,340)

The amount expected to be reclassified to income in the next 12 months is a loss of $21.6 million ($14.0 million net of tax) on our commodity hedges.  The estimated and actual amounts are likely to vary significantly due to changes in market conditions.

Note 9 — Income Taxes

We are a U.S. Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes where Energy XXI USA, Inc., (the “U.S. Parent”) is the parent entity.  Energy XXI (Bermuda) Limited, indirectly owns 100% of U.S. Parent, but is not a member of the U.S. consolidated group.   We operate through our various subsidiaries in the United States; accordingly, income taxes have been provided based upon the tax laws and rates of the United States as they apply to our current ownership structure.  Our worldwide consolidated financial reporting group revises its estimate of its annual effective tax rate each quarter.  ASC 740 (formerly SFAS 109) provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated financial reporting group should be based upon a reasonable allocation of the income tax amounts of that group. As such, the income tax amounts presented herein have been presented by applying the provisions of ASC 740 to us in this manner.

During the year ended June 30, 2009, we incurred a significant impairment loss related to our oil and gas properties due to the steep decline in global energy prices over that same time period. As a result of this impairment, we were in a position of cumulative reporting losses for the preceding reporting periods. The volatility of energy prices since has been problematic and not readily determinable by our management. Under these circumstances, it has been management’s opinion that the realization of our tax attributes beyond expected current-year taxable income (including the reversal of existing taxable temporary differences and the resolution of certain hedging activity) does not reach the “more likely than not” criteria under ASC 740. As a result, during the year ended June 30, 2009, we established a valuation allowance of $175.0 million, but have subsequently reduced the valuation allowance due to the presence of actual earnings reported in quarters since establishment of the allowance. If current indications of pre-tax earnings for the year prove to be correct, we will release approximately $90 million of our remaining valuation allowance during this fiscal year (which has been reflected in the estimated annual effective tax rate reflected herein). While the Company has not made significant income tax payments in recent years, in light of future expected income, estimated tax payments in subsequent quarters may be required in amounts yet to be determined in accordance with the applicable federal income tax provisions related to required corporate estimated tax payments.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Related Party Transactions

During the nine months ended March 31, 2012 and 2011, our Parent contributed capital of $5.0 million and $527.9 million, respectively, to us.

On November 21, 2011, we advanced $65.0 million under a promissory note formalized on December 16, 2011 to Energy XXI, Inc., our indirect parent, bearing a simple interest of 2.78% per annum.  The note matures on December 16, 2021.    Energy XXI, Inc. has an option to prepay this note in whole or in part at any time, without any penalty or premium.  Interest and principal are payable at maturity.  Interest on the note receivable amounted to approximately $451,000 and $649,000 for the three and nine months ended March 31, 2012.  Energy XXI, Inc. is subject to certain covenants related to investments, restricted payments and prepayments and was in compliance with such covenants as of March 31, 2012.

The Company has no employees; instead it receives management services from Energy XXI Services, LLC (“Energy Services”), an affiliate of the Company.  Other services provided by Energy Services include legal, accounting, tax, corporate secretarial, human resources, employee benefit administration, office space and other furniture and equipment management, and other support services.  Cost of these services for the three months and nine months ended March 31, 2012 and 2011 was approximately $23.4 million, $62.2 million, $22.1 million and $54.1 million, respectively, and is included in general and administrative expense.

Note 11 — Supplemental Cash Flow Information

The following table represents our supplemental cash flow information (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011

Cash paid for interest	$4,698	$7,662	$56,721	$49,938

The following table represents our non-cash investing and financing activities (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011

Financing of insurance premiums	$(8,558)	$(6,574)	$(19,215)	$—
Additions to property and equipment by recognizing asset retirement obligations	700	6,483	2,037	213,650

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Commitments and Contingencies

Litigation.   We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material effect on our financial position, results of operations or cash flows.

Letters of Credit and Performance Bonds.   We had $231.5 million in letters of credit and $25.1 million in performance bonds outstanding as of March 31, 2012.

Line of Credit.  Our equity method investee, Energy XXI Natural Gas Partners, LLC, of which we own 20%, is a guarantor of a $100 million line of credit entered into by its wholly owned subsidiary, Natural Gas Partners Assets, LLC on February 23, 2012.  As of March 31, 2012, the borrowing base under this facility was $0.

Drilling Rig Commitments.   As of March 31, 2012, we have entered into five drilling rig commitments, the first of which commenced on July 3, 2011 at $42,500 per day for one well until well completion. The second commitment commenced on October 1, 2011 at $65,000 per day for six months and was extended for nine months at $75,000 per day. The third commenced on November 4, 2011 at $47,800 per day for four wells until well completion with options to do additional work. The fourth commenced on March 5, 2012 at $125,000 per day to drill two wells and three recompletions.  The last one commenced on March 10, 2012 at $65,000 per day for two wells until well completion. Since the preceding commitments are not finished and extend past March 31, 2012, the commitment amounts cannot be calculated since the well completion dates are not known.

Note 13 — Fair Value of Financial Instruments

Certain assets and liabilities are measured at fair value on a recurring basis in our consolidated balance sheets. The following methods and assumptions were used to estimate the fair values:

The carrying amounts approximate fair value for cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities and notes payable due to the short-term nature or maturity of the instruments.

Our commodity derivative instruments consist of financially settled crude oil and natural gas puts, swaps, zero-cost collars and three way collars. We estimate the fair values of these instruments based on published forward commodity price curves, market volatility and contract terms as of the date of the estimate. The discount rate used in the discounted cash flow projections is based on published LIBOR rates. The fair values of commodity derivative instruments in an asset position include a measure of counterparty nonperformance risk, and the fair values of commodity derivative instruments in a liability position include a measure of our own nonperformance risk, each based on the current published issuer-weighted corporate default rates. See Note 8 — Derivative Financial Instruments.

The fair value of our stock based units are based on period-end stock price for our Phantom Stock Units and Time-Based Performance Units and the results of the Monte Carlo simulation model is used for performance-based units.

Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of these techniques requires significant judgment and is primarily dependent upon the characteristics of the asset or liability, the principal (or most advantageous) market in which participants would transact for the asset or liability and the quality and availability of inputs. Inputs to valuation techniques are classified as either observable or unobservable within the following hierarchy:

•	Level 1 – quoted prices in active markets for identical assets or liabilities.

•
Level 2 – inputs other than quoted prices that are observable for an asset or liability. These include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).

•	Level 3 – unobservable inputs that reflect the Company’s own expectations about the assumptions that market participants would use in measuring the fair value of an asset or liability.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Fair Value of Financial Instruments – (continued)

The following table presents the fair value of our financial instruments (in thousands):

	Level 2
	As of March 31, 2012	As of June 30, 2011
Assets:
Oil and Natural Gas Derivatives	$120,980	$10,554

Liabilities:
Oil and Natural Gas Derivatives	$172,548	$131,315

Note 14 — Prepayments and Accrued Liabilities

Prepayments and accrued liabilities consist of the following (in thousands):

	March 31, 2012	June 30, 2011
Prepaid expenses and other current assets
Advances to joint interest partners	$21,202	$14,696
Insurance	4,414	22,972
Inventory	5,404	6,305
Royalty deposit	2,443	1,959
Other	791	497
Total prepaid expenses and other current assets	$34,254	$46,429
Accrued liabilities
Advances from joint interest partners	$552	$437
Interest	25,887	5,806
Accrued hedge payable	5,341	14,095
Undistributed oil and gas proceeds	30,815	31,880
Other	921	871
Total accrued liabilities	$63,516	$53,089